UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2005

Raytech Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9298	06-1182033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 295, Four Corporate Drive, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

203-925-8021

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 21, 2005, the registrant, Raytech Corporation (“Raytech”), through its majority owned subsidiary Allomatic Products Company (“Allomatic”), completed the acquisition of 41,904 shares of Allomatic common stock that were owned by Raymark Industries, Inc. acting by its Chapter 11 Trustee (“Raymark”), pursuant to the previously reported Stock Purchase Agreement dated January 18, 2005.

In payment therefor, Allomatic issued a 10-year unsecured subordinated promissory note in the initial principal amount of $7,200,000 (the “Note”). The Note was issued in the form previously filed as part of Exhibit 2(a) to Raytech’s Current Report on Form 8-K dated January 21, 2005. The Note is subordinated to Allomatic’s existing and future senior indebtedness, and bears interest at an annual rate of 8% payable quarterly; one-half of which is payable in cash and one-half of which is payable, at Allomatic’s option, in either cash or by increasing the outstanding principal amount of the Note. Principal payments on the Note are due on each annual anniversary of the issue date of the Note, beginning in 2011, at an annual rate of 3% of the then outstanding principal balance, with a final payment in full in 2015. Allomatic may redeem the Note, in whole or in part, at any time without premium or penalty.

In addition to certain financial reporting requirements, the Note contains net worth and current ratio covenants as well as merger and asset sale limitations, which if not met could cause an event of default permitting the holder of the Note to accelerate the repayment of the entire principal amount and all accrued interest then outstanding under the Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raytech Corporation
(Registrant)

Date March 25, 2005

(Signature)*

/s/ John B. Devlin
John B. Devlin,
Vice President, Treasurer and Chief Financial Officer

*Print name and title of the signing officer under his signature.